Exhibit 99.16(a)

                           RNC CAPITAL MANAGEMENT LLC

                           RNC MUTUAL FUND GROUP, INC.

                                 CODE OF ETHICS

                                  JULY 1, 2000

     The federal securities laws and various rules adopted by the Securities and Exchange Commission require investment advisers and investment companies to adopt a written code of ethics designed to deal with confidentiality, insider trading and the potential "conflicts of interests" that might arise with regard to personal trading. Accordingly, RNC Capital Management LLC ("RNC" or the "Adviser") and RNC Mutual Fund Group, Inc. and each of its series (collectively, the "Funds") has adopted this Code of Ethics, and such adoption has been approved by the Board of Directors of the Funds.

A.   SCOPE OF THIS CODE OF ETHICS

     1. COVERED SECURITIES. Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, and convertible securities, among others. See definition of "security" below.

     2. COVERED PERSONS. This Code of Ethics applies to all RNC members and employees and all access persons (as defined below). In addition to covered such persons, the concept of "beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. This Code of Ethics also applies to all proprietary accounts managed by RNC and maintained for the benefit of RNC, its members or employees, including any employee benefit accounts and any treasury accounts.

B.   CONFIDENTIALITY OF FUND AND CLIENT TRANSACTIONS

     1. Information relating to the portfolio and research activities of the Funds and other RNC clients is confidential. Whenever statistical information or research is supplied to or requested by the Funds or the Adviser, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of a Fund of other RNC client shall not be disclosed except to authorized persons.

     2. All brokerage orders for the purchase and sale of securities for the account of the Funds or other RNC clients will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

     3. If any officer, employee, member or director of the Funds or of the Adviser should obtain non-public information concerning the Funds' portfolio, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by an officer of RNC.

     4.   In order to assure maximum confidentiality:

          (a) All orders for the purchase or sale of securities for the account of the Funds shall be placed for execution by one or more employees of the Funds' Adviser specifically designated to do so.

          (b) All records of the Funds' transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.

C.   POLICY PROHIBITING INSIDER TRADING

     1. RNC'S POLICY ON INSIDER TRADING. The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

          RNC expects that each of its members and employees will obey the law and not trade on the basis of material, nonpublic information. In addition, RNC discourages its members and employees from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

          The  laws concerning insider trading generally prohibit:

          * The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

          * The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

          * The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

     2. WHO IS AN INSIDER? The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

     3. WHAT IS MATERIAL INFORMATION? Trading on inside information is not a basis for liability unless the information is "material." "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts reports on a company's prospects.

     4. WHAT IS NONPUBLIC INFORMATION? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the internet or in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or another publication of general circulation is considered public. Market rumors, unless they are accessible (E.G., through an open "chat room") are not considered public information.

     5. NOT CERTAIN IF YOU HAVE "INSIDE" INFORMATION? If you have any doubts about whether you are in possession of material nonpublic information, consult with RNC's Compliance Officer.

     6. PENALTIES FOR INSIDER TRADING. Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; fines; jail sentences; and disciplinary measures imposed by RNC.

     7. SERVING AS A DIRECTOR. Because officers and directors of a publicly traded company have special information about that company, RNC requires the compliance officer's approval before any of its members, officers and employees may agree to serve as an officer or director of a publicly traded company. The compliance officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

D.   PERSONAL TRADING RULES (SECTIONS E-I BELOW): DEFINITIONS

     1. ACCESS PERSON. As used in these Sections, the term "access person" shall mean any director, member, officer or advisory person of the Funds or the Adviser. The compliance officer will maintain a list of employees considered access persons.

     2. ADVISORY PERSON. The term "advisory person" shall mean (a) any member or employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds or any RNC client, or whose functions relate to making recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship with the Funds or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security. The term "advisory person" is intended to include any RNC employee who would be considered an RNC "advisory representative" for purposes of Investment Advisers Act Rule 204-2. However, the term "advisory person" shall not include persons who only obtain information regarding the purchase or sale of a security for a client after the transaction has been completed. The compliance officer will maintain a list of employees who are considered advisory persons.

     3. BENEFICIAL OWNERSHIP. The term "beneficial ownership" shall be interpreted in this Code in the same manner as it would be when determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. Except, the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires.

     4. COMPLIANCE OFFICER. The term "compliance officer" shall mean an officer of the Funds or the Adviser who is specifically designated by the Directors of the Funds to perform the functions of the compliance officer pursuant to this Code of Ethics.

     5. DISINTERESTED DIRECTOR. As used in this Code, the term "disinterested director" shall mean a Director of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act.

     6. PURCHASE OR SALE OF A SECURITY. As used in this Code, "purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

     7. SECURITY. As used in this Code, the term "security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United states, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, and shares of registered open-end investment companies.

     8. Security "HELD OR TO BE ACQUIRED." As used in the Code, a security that is "held or to be acquired" shall mean any security (as defined) which, within the most recent 15 days (a) is or has been held by the Funds or a client account, or (b) is being or has been considered for purchase by the Funds or a client account.

     9.   A  security  is  "BEING  CONSIDERED  FOR  PURCHASE  OR  SALE"  when  a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.   PROHIBITED ACTIVITIES, PROHIBITED PURCHASES AND SALES; REQUIRED PERMISSIONS

     1. GENERAL ANTI-FRAUD PROHIBITION. No RNC member, employee or access person shall engage in any conduct or trading activity with respect to a security that is "held or to be acquired" by the Funds or any RNC client if that conduct would operate as a fraud on the Funds or client or be (or appear to be) a manipulative practice with respect to the Funds. No access person shall make an untrue statement of a material fact to the Funds or any client with respect to a security that is "held or to be acquired" by the Funds or client or omit to state a material fact necessary in order to make the statements made to the Fund or client, in light of the circumstances under which they are made, not misleading.

     2. SAME-DAY BLACKOUT PERIOD. No RNC employee or access person may purchase any security, which, to his or her knowledge, is being purchased or sold or is being considered for purchase or sale by a Fund or RNC client until one day after the Fund or RNC client has completed its acquisition or sale program. The above prohibition applies to all RNC employees and all access persons except disinterested directors (see paragraph 4 below for other exceptions).

     3. IPOS AND PRIVATE PLACEMENTS. Investment personnel of a Fund or the Adviser must obtain the prior approval of the compliance officer in writing before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering (private placement). For purposes of this paragraph, the term "investment personnel" shall mean (a) any member or employee of a Fund or the Adviser (or of any company in a control relationship to a Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (b) any natural person who controls a Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

     4. EXEMPT PURCHASES AND SALES. The prohibitions on purchases and sales set forth in paragraph 2 of this Section of this Code shall not apply to:

          (a) Purchases or sales effected in any security over which an access person or RNC employee has no direct or indirect influence or control;

          (b) Purchases or sales of securities that are not eligible for purchase or sale by the Funds or other RNC clients;

          (c) Purchases or sales of securities that are issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, and shares of registered open-end investment companies;

          (d) Purchases and sales in any 5-day period that, in total, involve fewer than 500 shares of any company that is "held or to be acquired" by a Fund or other RNC client;

          (e) Purchases or sales that are non-volitional on the part of either the RNC employee or access person;

          (f) Purchases that are part of an automatic dividend reinvestment plan;

          (g) Purchases or sales that are made in a bunched transaction with other RNC clients where the RNC member, employee or access person receives the same price as clients. Bunched transactions are permissible for all RNC proprietary accounts.

          (h) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (i) Purchases or sales not otherwise exempt that receive the prior approval of the compliance officer because they are only remotely potentially harmful to the Funds or to RNC clients, e.g., because they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or hold for the account of the Funds or clients. In granting such approval, the compliance officer shall ascertain that such person is not trading upon any special knowledge acquired by virtue of his or her position.

F.   REPORTING REQUIREMENTS OF EMPLOYEES WHO ARE NOT ACCESS PERSONS

     1. REPORTS REQUIRED. (Note: Employees who are access persons are covered by the next section.) Unless excepted by paragraph 2 of this Section (which generally excepts out ministerial personnel and accounts that are not under an employee's control), every employee must submit to the compliance officer, on forms provided by the compliance officer, the following report:

          (a) QUARTERLY TRANSACTION REPORTS. No later than 10 days after the end of a calendar quarter, each employee must report the following information:

               (i) With respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

                    (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                    (2) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (3) The price of the security at which the transaction was effected;

                    (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                    (5)  The date that the report is submitted by the employee.

               (ii) With respect to any account established by employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

                    (1) The name of the broker, dealer or bank with whom the employee established the account;

                    (2)  The date the account was established; and

                    (3)  The date that the report is submitted by the employee.

     2.   EXCEPTIONS FROM REPORTING REQUIREMENTS

          (a) An employee need not make a report with respect to transactions effected for, and securities held in, any account over which the employee has no direct or indirect influence or control.

          (b) An employee need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the employee for the relevant quarter within the time period required, if all of the information required by the report is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

          (c) An employee need not make a quarterly report if the compliance officer has specifically identified the employee as an exempt non-reporting employee who does not have regular access to the type of information that requires monitoring of personal securities transactions. The compliance officer shall maintain a list of all exempt non-reporting employees.

     3. NOTIFICATION OF REPORTING OBLIGATION. The Adviser will identify all employees who are required to make reports pursuant to this section and will inform those employees of their reporting obligation.

     4. BENEFICIAL OWNERSHIP. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

G.   REPORTING REQUIREMENTS OF ACCESS PERSONS

     1. REPORTS REQUIRED. (Note: Employees who are not access persons are covered by the previous section.) Unless excepted by paragraph 2 of this Section (which generally excepts out disinterested directors and accounts that are not under an access person's control), every access person must submit to the compliance officer of the Fund or the Adviser, on forms provided by the compliance officer, the following reports.

          (a) LIST OF ACCOUNTS. A list of all persons in the access person's household who are "covered persons" - E.G., spouse, domestic partner, resident parent or child - and a list of all brokerage or other accounts of such covered persons in which securities are held or traded.

          (b)  INITIAL HOLDINGS REPORTS.  No later than 10 days after the person
               becomes  an  access   person,   a  report   with  the   following
               information:

               (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

               (ii) The name of any broker,  dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

               (iii) The date that the report is submitted by the access person.

          (c)  QUARTERLY  TRANSACTION  REPORTS.  No later than 10 days after the
               end  of  a  calendar   quarter,   a  report  with  the  following
               information:

               (i) With respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

                    (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                    (2) The nature of the transaction (I.E., purchase, sale, or any other type of acquisition or disposition);

                    (3) The price of the security at which the transaction was effected;

                    (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                    (5) The date that the report is submitted by the access person.

               (ii) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                    (1) The name of the broker, dealer or bank with whom the access person established the account;

                    (2)  The date the account was established; and

                    (3) The date that the report is submitted by the access person.

          (d) ANNUAL HOLDINGS REPORTS. Annually, by the date specified by the compliance officer, a report with the following information (which information must be current as of a date no more than 30 days before the report is submitted):

               (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

               (ii) The name of any broker,  dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

               (iii) The date that the report is submitted by the access person.

     2.   EXCEPTIONS FROM REPORTING REQUIREMENTS.

          (a) A person need not make a report with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

          (b) A disinterested director who would be required to make a report solely by reason of being a Fund director, need not make:

               (i)  An Initial Holdings Report, or an Annual Holdings Report;

               (ii) A Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a security, the Fund purchased or sold the security, or the Fund or the Adviser considered purchasing or selling the security.

          (c) An access person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or the Adviser with respect to the access person for the relevant quarter within the time period required if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund or the Adviser, and the access person regularly certifies that these confirmations and account statements do not omit any reportable transactions.

     3. NOTIFICATION OF REPORTING OBLIGATION. The Funds and the Adviser will identify all access persons who are required to make reports and will inform those access persons of their reporting obligation.

     4. BENEFICIAL OWNERSHIP. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

H.   DUTIES OF THE COMPLIANCE OFFICER

     1.   The  compliance   officer  shall  be  responsible  for  notifying  all
          directors, members, officers, access persons, and employees of either the Funds or RNC that they are subject to this Code of Ethics.

     2. The compliance officer shall be responsible for maintaining lists of all RNC employees, all employees who are considered exempt non-reporting employees, all RNC directors, all directors and officers of the Funds, all access persons, all advisory persons and all investment personnel who are subject to various provisions of this Code of Ethics (collectively, all "covered persons").

     3. The compliance officer shall be responsible for circulating or making available forms for the various reports required by this Code of Ethics.

     4. The compliance officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

     5. The compliance officer shall designate one or more assistants to review his/her own reports and to handle various of the compliance officer's duties when the compliance officer is unavailable.

     6. The compliance officer shall submit quarterly and annual reports to the Funds' Board of Directors regarding compliance by covered persons with the provisions of this Code of Ethics.

     7. The compliance officer shall take appropriate steps to ensure that all "covered persons" are periodically educated regarding their duties under this Code and annually submit an acknowledgement that they have read, understood and complied with this Code of Ethics.

I.   SANCTIONS

     No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to the Funds and their shareholders. Nevertheless, this Code of Ethics sets forth the Funds' and the Adviser's policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

     In response to a violation of this Code, the Board of Directors of the Funds or the applicable office of the Adviser may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

                                      * * *

     Reviewed and approved by the Funds' Board of Directors: June 20, 2000.

                                      * * *


     -----------------------------------                  -----------------
          Employee Acknowledgement                              Date